EXHIBIT 3.5

                          CERTIFICATE OF AMENDMENT TO
                        CERTIFICATE OF INCORPORATION OF
                      CHECKERS DRIVE-IN RESTAURANTS, INC.

Checkers Drive-In Restaurants, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the 'Company"), DOES HEREBY CERTIFY:

         FIRST: That pursuant to a Unanimous Written Consent of the Board of Directors of the Company, resolutions were duly adopted setting forth a proposed amendment of the Company's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendment to be advisable and providing that the amendment be presented to the stockholders for consideration at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

         "RESOLVED, that the company be, and it hereby is, authorized and directed to cause a one-for-twelve (1/12) reverse stock split (the "Reverse Stock Split") of the Company's issued and outstanding Common Stock, as contemplated by the Agreement and Plan of Merger, dated as of January 28, 1999, by and between the Company and Rally's Hamburgers, Inc., a Delaware corporation, which Reverse Stock Split shall decrease the number of issued and outstanding shares of Common Stock by one-twelfth, but shall have no effect on the Company's 175 million shares of authorized Common Stock."

         SECOND: That thereafter, the annual meeting of stockholders of the Company was duly called and held on August 5th, 1999, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

         THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                         DIVISION OF CORPORATION
                                                       FILED 11:59 ON 08/09/1999
                                                               99132908 -2272161

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         IN WITNESS WHEREOF, Checkers Drive-In Restaurants, Inc. has duly caused this certificate to be signed by Richard A Peabody, its Senior Vice-President and Chief Financial Officer, this 9th day of August, 1999.

                                             CHECKERS DRIVE-IN RESTAURANTS, INC.

                                             By: /s/ RICHARD A. PEABODY
                                                 ------------------------
                                                 Richard A. Peabody
                                                 Senior Vice President and
                                                 Chief Financial Officer